Exhibit 10.61

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is made as of March 9, 2020, by and among Maven Coalition, Inc., a Delaware corporation (“Buyer”), Petametrics Inc., dba LiftIgniter, a Delaware corporation (“Seller”) and TheMaven, Inc., a Delaware corporation (“Parent”). Buyer, Parent and Seller are each referred to herein as a “Party” and collectively as “Parties.”

RECITALS

A. Seller operates the Business (as defined below) and owns the Purchased Assets (as defined below).

B. Buyer wishes to purchase from Seller and Seller wishes to sell to Buyer, the Purchased Assets.

C. Buyer is a wholly-owned subsidiary of Parent.

AGREEMENT

Now, therefore, in consideration of the mutual agreements and covenants set forth herein, which are acknowledged by each Party to be fair and adequate consideration for its obligations and commitments hereunder, the Parties hereby agree as follows:

1. Definitions. Except as otherwise set forth herein, as used in the Agreement and the Exhibits and Schedules, the following definitions shall apply.

“Accounts Receivable” means all receivables (including notes, book debts and other amounts due or accrued, whether billed or unbilled), arising from, related to or in respect of the Business.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Approvals” means all franchises, grants, authorizations, exemptions, waivers, licenses, permits, easements, consents, certificates, approvals and orders.

“Binding Letter of Intent” means that certain Binding Letter of Intent, dated as of February 15, 2020, by and between Seller and Buyer.

“Business” means the business of Seller taken as a whole, including without limitation, a machine learning platform that personalizes content and product recommendations in real-time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Encumbrance” means any option, pledge, security interest, claim, lien, charge, encumbrance, easement, covenant, lease, rights of others, restriction (whether on voting, sale, transfer or disposition or otherwise), whether imposed by Contract, Law or otherwise, except those arising under applicable federal or state securities laws.

“GAAP” means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Entity” means any court or tribunal in any jurisdiction or any federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Licensed Intellectual Property” means all Intellectual Property related to the Business that is owned by a third party and licensed or sublicensed to Seller and all Owned Intellectual Property licensed to any third party by Seller.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Owned Intellectual Property” means all Intellectual Property related to the Business that is owned by Seller.

“Permit” means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Permitted Encumbrances” means (i) statutory liens for taxes not yet due, (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, and (iii) non-exclusive licenses to the Seller Intellectual Property.

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“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization a Governmental Entity or any other entity.

“Seller Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Seller’s Disclosure Schedule” means the written disclosure schedule of even date herewith delivered on or prior to the date hereof by Seller to Buyer corresponding to each representation and warranty made hereunder by Seller.

“SVB” means Silicon Valley Bank.

“SVB Loan” means that certain Loan and Security Agreement, dated as of January 1, 2019, by and between Seller and SVB.

“Transaction Documents” means this Agreement (and each of the exhibits and schedules attached hereto and incorporated by reference herein), Seller Plan of Dissolution, the Bill of Sale, the Assignment Documents, Shalowitz Release, Shalowitz Employment Agreement, the SVB Pay-Off Letter and each of the other documents, agreements and certificates delivered in connection with this Agreement.

2. Purchase and Sale.

2.1. Sale of Purchased Assets by Seller. Upon and subject to the terms and conditions hereof, at the Closing, Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, in each case free and clear of all Encumbrances except Permitted Encumbrances. “Purchased Assets” shall mean the following assets:

(a) all intellectual property related to the Business, including, without limitation: (i) all copyright interests, whether registered or unregistered; (ii) all trademarks, trade dress, service marks, trade names, icons, logos, designs, slogans, and any other indicia of source or sponsorship of goods and services, and all goodwill related to the foregoing; (iii) all websites and domain name registrations (including liftigniter.com); (iv) confidential and proprietary information, including trade secrets, know-how and invention rights; (v) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation) and all content (including archived content) created in the operation of the Business; (vi) all databases and any and all data, wherever contained (including registered customer and user databases, historical data, including customer and user names, passwords, e-mails, and cell phone contacts); (vii) all documentation constituting, describing or relating to the above; and (viii) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing (collectively, the “Intellectual Property”);

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(b) all Business records, risk management records, accounting statements and records, customer lists, subscriber lists, customer and subscriber records and sales history with respect to customers and subscribers, sales and marketing records, list of data providers and component manufacturers, documents, correspondence, studies, reports, and all other books, ledgers, files and records of every kind, email lists, vendor lists, service provider lists, marketing and promotional literature and advertising materials, catalogs, research material, technical information (in each case whether such materials are evidenced in writing, electronically or otherwise);

(c) all Accounts Receivable of Seller; provided, however, that Seller shall be entitled to all collections on Accounts Receivable of Seller accruing on or prior or February 29, 2020 (the “Seller Pre-March Accounts Receivable”) until Seller has received an aggregate amount of such collections equal to $63,000 (the “Seller Pre-March Accounts Receivable Amount”), and Buyer shall be entitled to all collections on Seller Pre-March Accounts Receivable in excess of the Seller Pre-March Accounts Receivable Amount;

(d) all Permits used by Seller in the Business;

(e) all rights, title and interest in and to the following Contracts: (i) all executory customer Contracts (including, without limitation, the customer Contracts listed on Schedule 2.1(e) attached hereto), (ii) all confidential and proprietary information and inventions Contracts with current and former officers, directors, founders, employees, consultants, advisors and independent contractors (including, without limitation, the confidential and proprietary information and inventions Contracts listed on Schedule 2.1(e) attached hereto), and (iii) the other Contracts listed on Schedule 2.1(e) attached hereto (collectively, the “Assumed Contracts”);

(f) all rights of recovery and rights of set-off of any kind related to the Business or the Purchased Assets; and

(g) all telephone numbers (including all rights in customer service telephone lines) associated with the Business.

2.2. Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume, effective as of the Closing, (a) all Liabilities to the extent accruing, arising out of, or relating to the conduct or operation of the Business or the ownership or use of the Purchased Assets, in each case, by Buyer after the Closing and (b) all Liabilities of Seller under the Assumed Contracts that arise out of or relate to the period from and after the Closing Date (collectively, the “Assumed Liabilities”).

2.3. Excluded Liabilities; Excluded Assets. Buyer will not assume or be liable for any indebtedness or any other Liabilities of Seller arising out of, relating to or otherwise in respect of the Business or the use or ownership of the Purchased Assets on or before the Closing Date and all other Liabilities of Seller or the Business other than the Assumed Liabilities, including, without limitation, any severance, separation, change of control or bonus obligations (collectively, the “Excluded Liabilities”). Notwithstanding anything to the contrary contained herein, any asset of Seller not expressly included in the Purchased Assets (including, without limitation, all cash and cash equivalents, and all Contracts with employees of Seller) are not part of the sale and purchase contemplated hereunder, and shall remain the property of Seller on and after the Closing Date (the “Excluded Assets”).

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2.4. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 AM on the date hereof (the “Closing Date”).

2.5. Purchase Price. In full consideration for the purchase by Buyer of the Purchased Assets, the purchase price (the “Purchase Price”) shall be paid by Buyer to, or as directed by, Seller as follows:

(a) a cash payment of $184,086.41, paid by Buyer at the direction of Seller to SVB on February 19, 2020, in connection with the repayment of all outstanding indebtedness and other amounts owed by Seller to SVB pursuant to the SVB Loan;

(b) on the Closing Date, a cash payment of $131,202.47 (the “Closing Cash Consideration”);

(c) collections on Seller Pre-March Accounts Receivable up to the Seller Pre-March Accounts Receivable Amount;

(d) on the first anniversary of the Closing Date, issuance of restricted stock units of Parent (“Parent RSUs”) for an aggregate of up to 312,500 shares of common stock, par value $0.01, of Parent (“Parent Common Stock”) (the “First Parent RSU Consideration”); and

(e) on the second anniversary of the Closing Date, issuance of Parent RSUs for an aggregate of up to 312,500 shares of Parent Common Stock (the “Second Parent RSU Consideration,” and together with the First Parent RSU Consideration, collectively, the “Parent RSU Consideration”).

2.6. Allocation. Buyer and Seller agree that the amount of the Purchase Price and the Assumed Liabilities that are Liabilities for federal income tax purposes shall be allocated for federal income tax purposes among the Purchased Assets as reasonably determined by Buyer after consultation with Seller. Such allocation (and any amendments thereto by reason of any adjustments to the Purchase Price hereunder) shall be binding upon the Parties for purposes of filing any return, report or schedule regarding taxes, unless otherwise required by Law or a final determination of a taxing authority.

2.7. Accounts Receivable. The Parties shall provide reasonable assistance to each other in connection with the collection of Accounts Receivable. If Buyer shall receive any payment with respect to Seller Pre-March Accounts Receivable prior to Seller having received aggregate payments with respect to Seller Pre-March Accounts Receivable equal to the Seller Pre-March Accounts Receivable Amount, then Buyer shall promptly forward such payment (or applicable portion thereof) to, or as directed by, Seller until Seller has received aggregate payments with respect to Seller Pre-March Accounts Receivable equal to the Seller Pre-March Accounts Receivable Amount. If Seller shall receive any payment with respect to Seller Pre- March Accounts Receivable after (or by virtue of which) Seller has received aggregate payments with respect to Seller Pre-March Accounts Receivable equal to the Seller Pre-March Accounts Receivable Amount, then Seller shall promptly forward such payment (or applicable portion thereof) to Buyer.

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2.8. Further Assurances. Each Party agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other Party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

3. Representations and Warranties of Seller. As a material inducement to Buyer to enter into this Agreement, Seller makes the representations and warranties set forth below to Buyer, all of which are true and correct as of the Closing.

3.1. Incorporation and Qualification; No Subsidiaries. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority and are in possession of Approvals necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on the Business as it is now being conducted. Except as disclosed on Schedule 3.1, Seller does not own or control, directly or indirectly, any interest in any other Person. Seller is not a participant in any joint venture, partnership or similar arrangement.

3.2. Authority Relative to the Transaction Documents. Seller has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and each other Transaction Document have each been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, each constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

3.3. No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and each other Transaction Document by Seller does not, and the performance of this Agreement and each other Transaction Document by Seller will not, (a) conflict with or violate the certificate of incorporation or bylaws of Seller, (b) conflict with or violate any Law or Order applicable to Seller, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in a modification in a manner materially adverse to Seller of any right or benefit under, or impair Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, or result in increased payments or cancellation under, or result in the creation of an Encumbrance on any of the properties or assets of Seller pursuant to, any Contract to which Seller is a party or by which Seller or its properties are bound or affected. The execution and delivery of this Agreement and each other Transaction Document by Seller does not, and the performance of this Agreement and each other Transaction Document by Seller will not require any Approval or Permit of, or filing with or notification to, any Governmental Entity or any other Person, other than Approvals and Permits previously obtained and filings and notifications previously made.

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3.4. Assumed Contracts. Each Assumed Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms as to Seller and, to Seller’s knowledge, to each other party thereto. There exists no material breach or material default (or event that with notice or lapse of time or both would constitute a material breach or material default) on the part of Seller or, to Seller’s knowledge, on the part of any other party under any Assumed Contract. Seller has not received notice of termination or default under any Assumed Contract, and Seller does not have any knowledge of a breach or anticipated breach by Seller or any other party to an Assumed Contract.

3.5. Compliance with Law; Permits. Seller is not in conflict with, or in default or violation of any Law or Order applicable to Seller or by which its or its properties are bound or affected. Seller holds all Permits that are necessary to the operation of the Business as it is now being conducted. Seller is in compliance with the terms of such Permits.

3.6. Financial Statements. Schedule 3.6 contains the unaudited balance sheet and statements of operations (the “Balance Sheet”) for Seller for the period ended December 31, 2019 (the “Balance Sheet Date”), and the unaudited balance sheet and statements of operations for Seller for 2019 fiscal year (together with the Balance Sheet, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles, and fairly present in all material respects the financial condition and operating results of Seller as of the dates, and for the periods, indicated therein.

3.7. Absence of Certain Changes or Events. Except as set forth in Schedule 3.7, since the Balance Sheet Date, Seller has conducted the Business in the ordinary course and there has not occurred any of the following: (a) any change, effect or circumstance that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Business, the Purchased Assets or Seller; (b) any amendments or changes in the certificate of incorporation or bylaws of Seller; (c) any damage to, destruction or loss of any material asset of Seller (whether or not covered by insurance); (d) any material change by Seller in its accounting methods, principles or practices; (e) any material revaluation by Seller of any of its assets, including, without limitation, writing down the value of inventory or discounting, accelerating or writing off notes or accounts receivable other than in the ordinary course of business; (f) any sale of a material amount of property of Seller, except in the ordinary course of business; (g) any declaration, setting aside or payment of any dividend or distribution in respect of the equity interests of Seller or any redemption, purchase or other acquisition of any of Seller’s equity; (h) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, equity option, equity purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Seller, in each case, except in the ordinary course of business consistent with past practice; (i) any creation or assumption by Seller of any Encumbrance on any material asset of Seller, other than in the ordinary course of business consistent with past practice; (j) any making of any loan, advance or capital contribution to or investment in any Person by Seller, other than advances to employees to cover travel and other ordinary business-related expenses in the ordinary course of business consistent with past practice; (k) any incurrence or assumption by Seller of any indebtedness or (l) any material modification, amendment, assignment or termination of or relinquishment by Seller of any rights under any Assumed Contract.

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3.8. No Undisclosed Liabilities. Except as set forth in Schedule 3.8, Seller has no Liabilities except Liabilities (a) in the aggregate adequately provided for in the Balance Sheet and (b) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement. Seller has no indebtedness.

3.9. Absence of Litigation. Except as set forth in Schedule 3.9, there are no Actions pending or, to the knowledge of Seller, threatened against Seller, the Business or the Purchased Assets, or any director, officer or employee of Seller, in his or her capacity as such. None of Seller, the Business or the Purchased Assets is subject to any outstanding Order.

3.10. Employment Agreements. Each current and former employee, consultant and officer of Seller has executed an agreement with Seller regarding confidentiality and proprietary information substantially in the form or forms delivered to Buyer (the “Confidential Information Agreements”). No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. Seller is not aware that any of its employees is in violation of any Confidential Information Agreement. To Seller’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants made prior to their employment or engagement by Seller.

3.11. Title to Property; Sufficiency. Seller has good record, marketable and defensible title to all of its owned properties and assets, free and clear of all Encumbrances except Permitted Encumbrances. Except as set forth in Schedule 3.11, the Purchased Assets and the Excluded Assets constitute all of the assets and properties required for Buyer to conduct the Business from and after the Closing Date without interruption and in the ordinary course of business, as it has been conducted by Seller.

3.12. Taxes.

(a) Seller has timely filed all tax returns and reports required to be filed by it, and all taxes required to be paid by it have been timely paid by it, and all such tax returns are correct and complete in all material respects. All taxes required to be withheld by Seller have been withheld and have been (or will be) duly and timely paid to the proper Governmental Entity. No deficiencies for any taxes have been proposed, asserted or assessed against Seller that are still pending.

(b) No requests for waivers of the time to assess any taxes have been made that are still pending. The tax returns of Seller have never been examined by the Internal Revenue Service (the “IRS”) or any other Governmental Entity, and, to the knowledge of Seller, no future examination of such tax returns has been proposed. No tax return of Seller is under current examination by the IRS or any other Governmental Entity.

(c) No Contract, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any tax return, in each case, with respect to the Business or the Purchased Assets, has been executed or filed with the IRS or any other Governmental Entity by or on behalf of Seller. Seller has not requested any extension of time within which to file any tax return with respect to the Business or the Purchased Assets, which tax return has since not been filed.

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(d) There are no Encumbrances for taxes (other than statutory liens for taxes not yet due) upon any of the Purchased Assets.

(e) There is no agreement, plan, arrangement or other contract covering any employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which Seller is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Schedule 3.12(e) lists all Persons who Seller reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

3.13. Intellectual Property.

(a) Schedule 3.13(a) sets forth a list of all Owned Intellectual Property that is registered, issued or the subject of a pending application for registration and all material Licensed Intellectual Property. Seller (i) owns and possesses all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances or (ii) has a right to use the Licensed Intellectual Property, in each case, without conflict with, or violation or infringement of, the rights of others.

(b) Seller has not infringed, misappropriated or otherwise violated any Intellectual Property rights or other proprietary rights of any other Person. Seller has not received any communications alleging that Seller has violated, or by conducting its Business would violate, any Intellectual Property or other proprietary rights or processes of any other Person. To Seller’s knowledge, no third party is infringing upon, or misappropriating, Seller’s rights in any Owned Intellectual Property or Licensed Intellectual Property. Seller has not received any notice to the effect that any Owned Intellectual Property registered with any Governmental Entity by Seller is invalid or not subsisting.

(c) There is no Action pending or, to Seller’s knowledge, threatened against or affecting, Seller or any current or former officer, director or employee of Seller (i) based upon, or challenging or seeking to deny or restrict, the use or ownership by Seller of any of the Owned Intellectual Property or Seller’s rights in the Licensed Intellectual Property, (ii) alleging that the use or exploitation of the Owned Intellectual Property or the Licensed Intellectual Property or any services provided, processes used, or products manufactured, used, imported or sold by Seller do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property or other proprietary right of any third party or (iii) alleging that Seller has infringed, misappropriated, or otherwise violated any Intellectual Property or other proprietary right of any third party.

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(d) The Seller Intellectual Property, the creation, manufacturing, licensing, marketing, offer for sale, sale or use of any products and services in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods and operations of Seller do not infringe, constitute an unauthorized use of, misappropriation or violate any copyright, mark, patent, trade secret or other similar right of any Person and, to the knowledge of Seller, do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any other intellectual property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which Seller or any of its employees or former employees is a party). The consummation of the transactions contemplated by this Agreement shall not alter, impair or extinguish any rights of Seller in the Seller Intellectual Property. The Seller Intellectual Property constitutes all the intellectual property necessary, used or held for use in the conduct of the Business.

3.14. Accounts Receivable. All Accounts Receivable have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms. All Accounts Receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the Accounts Receivable are subject to any setoffs or counterclaims. All of the Accounts Receivable are free and clear of Encumbrances other than Permitted Encumbrances.

3.15. Related Party Transactions. Except as set forth in Schedule 3.15, there has been no transaction between Seller, on the one hand, and any Affiliate of Seller, any officer, director or employee of Seller, or any spouse, parent, child, grandchild or sibling of any officer, director or employee of Seller, on the other hand, other than transactions related to employment.

3.16. Insurance. All material general liability, business interruption, product liability, professional liability, fire and casualty, and sprinkler and water damage insurance policies maintained by Seller are of kinds, in the amounts and against the risks customarily maintained by organizations similarly situated.

3.17. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller in connection with the transactions contemplated by this Agreement.

3.18. Investment Intention. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Parent RSUs. Seller confirms that Buyer has made available to it the opportunity to ask questions of the officers and management of Parent to acquire additional information about Parent. Seller will acquire the Parent RSUs for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein. Seller understands that the sale, transfer and assignment of the Parent RSUs hereunder have not been, and will not be registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”), if applicable, nor any state or any other applicable securities Law, if applicable, by reason of a specific exemption from the registration or qualification provisions of those Laws, based in part upon Seller’s representations in this Agreement. Seller understands that no part of the Parent RSUs may be resold unless such resale is registered under the Securities Act and registered or qualified under applicable state securities Laws or an exemption from such registration and qualification is available. Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act.

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3.19. No Other Representations or Warranties. Seller acknowledges and agrees that neither Buyer nor any Affiliate of Buyer (including, without limitation, Parent) is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Buyer or Parent (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of Buyer or Parent), except as expressly set forth in Section 4 hereof, and Seller hereby disclaims any such other representations or warranties.

4. Representations and Warranties of Buyer. As a material inducement to Seller to enter into this Agreement, Buyer make the following representations and warranties to Seller, all of which are true and correct as of the Closing.

4.1. Formation and Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and Buyer has the requisite limited liability company power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

4.2. Authority Relative to the Transaction Documents. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company actions on the part of Buyer. This Agreement and each other Transaction Document have each been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, each constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

4.3. No Conflict, Required Filings and Consents. The execution and delivery of this Agreement and each other Transaction Document by Buyer does not, and the performance of this Agreement and each other Transaction Document by Buyer will not, (a) conflict with or violate the certificate of formation or operating agreement of Buyer, (b) conflict with or violate any Law or Order applicable to Buyer, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Buyer of any right or benefit under, or impair Buyer’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of a Encumbrance on any of the properties or assets of Buyer pursuant to, any Contract, Law or Order to which Buyer or its properties are bound or affected. The execution and delivery of this Agreement and each other Transaction Document by Buyer does not, and the performance of this Agreement and each other Transaction Document by Buyer will not require any Approval or Permit of, or filing with or notification to, any Governmental Entity.

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4.4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

4.5. No Other Representations or Warranties. Buyer acknowledges and agrees that neither Seller nor any Affiliate of Seller is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Seller or the Purchased Assets (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of Seller), except as expressly set forth in Section 3 hereof, and Buyer hereby disclaims any such other representations or warranties.

5. Additional Agreements.

5.1. Public Announcements. The Parties shall consult with each other before issuing any press release with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby and shall not issue any such press release or make any such public statement, except as required by Law without the prior consent of the other Parties, which shall not be unreasonably withheld, delayed or conditioned.

5.2. Preservation of Records. Seller and Buyer agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by any such Party in connection with, among other things, any insurance claims by, Actions against or governmental investigations of Seller or Buyer or any of their Affiliates or in order to enable Seller or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

5.3. Tax Cooperation. After the Closing, Seller shall, and shall cause its Affiliates to, cooperate fully with Buyer in the preparation of all tax returns and shall provide, or cause to be provided at Seller’s sole cost and expense, to Buyer any records and other information requested by Buyer in connection therewith. Seller shall, and shall cause its Affiliates to, cooperate fully with Buyer in connection with any tax investigation, audit or other proceeding.

5.4. Dissolution. Seller agrees to wind down and dissolve Seller after the Closing as set forth in the plan of dissolution attached hereto as Exhibit A (the “Seller Plan of Dissolution”).

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6. Deliveries at Closing.

6.1. Seller Closing Deliveries. At the Closing, Seller shall deliver (or cause to be delivered) to Buyer:

(a) a bill of sale, substantially in the form of Exhibit B attached hereto (the “Bill of Sale”), duly executed by Seller;

(b) an assignment and assumption agreement, substantially in the form of Exhibit C attached hereto, and assignments of the registrations and applications included in the Owned Intellectual Property, each in forms reasonably acceptable to Buyer (collectively, the “Assignment Documents”), in each case, duly executed by Seller;

(c) a waiver and release, substantially in the form of Exhibit D attached hereto (the “Shalowitz Release”), duly executed by Jon Shalowitz (“Shalowitz”);

(d) an employment agreement, substantially in the form of Exhibit E attached hereto (the “Shalowitz Employment Agreement”), duly executed by Shalowitz;

(e) a pay-off letter for the SVB Loan, substantially in the form of Exhibit F attached hereto (the “SVB Pay-Off Letter”), duly executed by Seller and SVB; and

(f) duly filed UCC financing statement amendments (termination statements) and such other documents reasonably necessary to evidence the release of SVB’s security interests in any of Seller’s property or assets that secured the obligations of Seller to SVB under the SVB Loan; and

(g) such other documents as Buyer may reasonably request.

6.2. Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver to Seller:

(a) the Closing Cash Consideration;

(b) the Assignment Documents, duly executed by Buyer;

(c) the Shalowitz Release, duly executed by Buyer;

(d) the Shalowitz Employment Agreement, duly executed by Buyer; and

(e) such other documents as Seller may reasonably request.

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7. Survival. All of the representations and warranties made herein by Seller and Buyer shall survive the execution and delivery of this Agreement until the second anniversary of the Closing Date, except for (a) Section 3.12, which shall survive until the lapse of the statute of limitations with respect to the assessment of any taxes to which such representation and warranty relates (including any extensions or waivers thereof), (b) Sections 3.1, 3.2, 3.3, 3.11, 3.13, 3.15, 3.17 and 3.18 which shall survive until the lapse of the statute of limitations with respect thereto (such sections referenced in Sections 7(a) and 7(b) collectively, “Seller’s Fundamental Representations”), and (c) Sections 4.1, 4.2, 4.3 and 4.4 which shall survive until the lapse of the statute of limitations with respect thereto (such sections referenced in Section 7(c) collectively, “Buyer’s Fundamental Representations”); provided, however, that any obligations under Section 8.1(a) or Section 8.2(a) shall not terminate with respect to any Claims (as defined below) as to which the Indemnified Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Indemnifying Party before the termination of the applicable survival period. No Claims shall be brought for indemnification pursuant to Section 8.1(a) or Section 8.2(a) after the applicable survival period. Notwithstanding the foregoing, this Section 7 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing Date and which shall survive according with its respective terms.

8. Indemnification.

8.1. Seller Indemnification. Except as otherwise provided in, and subject to the limitations set forth in this Section 8, Seller (the “Seller Indemnifying Party”), agrees to indemnify, defend and hold harmless Buyer and its Affiliates and its officers, directors, agents, employees, subsidiaries, partners, managers, members and controlling Persons (each, an “Seller Indemnified Party”) to the fullest extent permitted by law from and against any and all actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations or written threats thereof (collectively, “Claims”) (including, without limitation, any Claim by a third party), losses, Liabilities, diminution in value, damages (including indirect, incidental and consequential damages but excluding punitive, special, and exemplary damages except to the extent that an Indemnified Party is required to pay such damages to a third party), costs and expenses, taxes, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (collectively, “Losses”) resulting from or arising out of (a) any breach of any representation or warranty by Seller in this Agreement, (b) any breach of any covenant or agreement by Seller in this Agreement, and (c) any Excluded Liability.

8.2. Buyer Indemnification. Except as otherwise provided in, and subject to the limitations set forth in, this Section 8, Buyer (the “Buyer Indemnifying Party”, and the Seller Indemnifying Parties and the Buyer Indemnifying Parties, collectively, the “Indemnifying Parties”) agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, managers, members and controlling Persons (each, an “Buyer Indemnified Party” and the Seller Indemnified Parties and the Buyer Indemnifying Parties, collectively, the “Indemnifying Parties”) from and against any and all Claims for Losses resulting from or arising out of (a) any breach of any representation or warranty by Buyer in this Agreement, (b) any breach of any covenant or agreement by Buyer in this Agreement, and (c) any Assumed Liabilities.

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8.3. Procedure for Indemnification.

(a) Each Indemnified Party under this Section 8 shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from an Indemnifying Party under this Section 8, notify such Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify such Indemnifying Party of any such action shall not relieve such Indemnifying Party from any liability which it may have to such Indemnified Party under this Section 8 unless, and only to the extent that, such omission results in such Indemnifying Party’s loss of substantive or practical rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify such Indemnifying Party of the commencement thereof, such Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense.

(b) Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties.

(c) The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim.

(d) The Parties agree to treat indemnification payments under Section 8 as adjustments to the Purchase Price for tax purposes.

8.4. Limitations on Indemnification. Notwithstanding any other provision of this Agreement, other than with respect to Claims based on actual and intentional fraud of Seller in the making of the representations and warranties set forth in Section 3:

(a) Buyer’s sole and exclusive recourse for any and all Losses resulting from or arising out of a breach of any representation, warranty, covenant, Excluded Liability, or other provisions of this Agreement (including pursuant to Section 8.1) or otherwise with respect to the transactions contemplated hereby, shall be limited to a right of Buyer to refrain from paying to Seller all or any portion of the Parent RSU Consideration that has not been previously paid by Buyer to Seller (it being understood that, notwithstanding anything to the contrary contained herein Buyer shall have no right to recover any portion of the Purchase Price once it has been paid to Seller); and

(b) Buyer shall not be obligated to make any payment or payments pursuant to Section 8.2 in an aggregate amount in excess of $500,000.

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8.5. Rights Not Affected by Knowledge. The right to indemnification, payment of Losses or other remedy based on the representations, warranties, covenants and agreements of the Parties contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by the Party seeking indemnification, at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

8.6. Parent RSU Consideration.

(a) If Buyer has a right to indemnification for Losses under this Section 8, Buyer’s sole and exclusive recourse with respect thereto shall be limited to a right of Buyer to refrain from paying to Seller all or any portion of the Parent RSU Consideration that has not been previously paid by Buyer to Seller (it being understood that, notwithstanding anything to the contrary contained herein Buyer shall have no right to recover any portion of the Purchase Price once it has been paid to Seller).

(b) In the event that Buyer exercises its right to satisfy any amount to which it is entitled hereunder from Seller by refraining from paying all or a portion of the Parent RSU Consideration to be issued to Seller, then Seller shall, automatically and without any further action required by Buyer, Parent or Seller, be deemed to have forfeited the right to receive the applicable portion of the Parent RSU Consideration. Any such forfeiture shall first reduce the right to receive the First Parent RSU Consideration and thereafter reduce the right to receive Second Parent RSU Consideration. For the purposes of withholding any Parent RSU Consideration pursuant to this Section 8.6, the Parent RSUs shall be valued, as of the date on which the applicable claim was incurred, at the volume weighted average price of one share of Parent Common Stock traded on the primary national securities exchange or marketplace (including the over-the-counter markets) on which the Parent Common Stock is then traded for a 20 consecutive trading day period.

(c) In the event any indemnification claim remains unresolved at the time any Parent RSU Consideration is otherwise due and payable to Seller, Buyer may refrain from paying to Seller such portion of the Parent RSU Consideration as is necessary to satisfy such claim until the resolution of such indemnification claim.

9. Taxes.

9.1. Transfer Taxes. Seller and Buyer each shall be responsible for 50% of any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by the IRS or any other Governmental Entity in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law. Buyer and Seller shall cooperate and timely file or cause to be filed all necessary documents (including all tax returns) with respect to Transfer Taxes.

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9.2. Proration. Seller shall bear all property and ad valorem tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes. All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Buyer and Seller as of the Closing Date.

10. Miscellaneous.

10.1. Expenses. At the Closing, Buyer shall pay the reasonable fees and expenses of Seller’s legal counsel incurred in connection with the preparation, negotiation and carrying out of the Binding Letter of Intent, this Agreement, and the Seller Plan of Dissolution, in an amount not to exceed, in the aggregate, $75,000. Except as otherwise provided herein, the Parties shall each pay their own expenses incident to the preparation, negotiation, and carrying out of the Binding Letter of Intent, this Agreement, and the Seller Plan of Dissolution.

10.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the Parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a Party as shall be specified by like notice):

To Buyer:

TheMaven, Inc.

1500 Fourth Avenue, Suite 200

Seattle, WA 98101

Attention: Legal Department

Email: legal@maven.io

With a copy to (which shall not constitute notice):

Hand Baldachin & Associates LLP

8 West 40th Street, 12th Floor

New York, NY 10018

Attention: Alan G. Baldachin, Esq.

E-Mail: abaldachin@hballp.com

To Seller:

Petametrics Inc.

881 Sneath Lane, #210

San Bruno, CA 94066

Attention: Jon Shalowitz

E-Mail: jon@liftigniter.com

With a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111-5998

Attn: Justin Hovey

Tel.: (415) 983-6117

Fax: (415) 983-1200

Email: justin.hovey@pillsburylaw.com

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Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (a) the day delivered to such address, (b) the day sent by facsimile transmission, (c) the fifth Business Day following the date deposited with the United States Postal Service, or (d) 24 hours after shipment by such courier service.

10.3. Assignment. Neither this Agreement nor any rights or obligations under it are assignable except that Buyer may assign its rights hereunder.

10.4. Third Party Beneficiaries. Other than as provided in Section 8 (with respect to the Indemnified Parties) and Section 10.13 (with respect to the Persons referred to therein), this Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.5. Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States, in each case located in New Castle County, for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement in the courts of the State of Delaware or the United States, in each case located in New Castle County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. The Parties hereby further irrevocably waive any right to a jury trial in any action arising out of or in connection with this Agreement.

10.6. Amendments; Waivers. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of Buyer and Seller. Any waiver to this Agreement shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

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10.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

10.8. Further Assurances. Each Party agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other Party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

10.9. Specific Performance. Each Party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other Party and that such other Party will not have an adequate remedy at law. Therefore, the obligations of each Party under this Agreement, including each Party’s obligation to consummate the transactions contemplated hereby, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

10.10. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the Parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof (including, without limitation, the Binding Letter of Intent).

10.11. Legal Counsel; Mutual Drafting. Each Party recognizes that this is a legally binding contract and acknowledges and agrees that such Party has had the opportunity to consult with legal counsel of such Party’s choice. Each Party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any Party on the basis of that Party being the drafter of such language. Each Party agrees and acknowledges that such Party has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

10.12. Non-Reliance. Buyer has not relied and is not relying on and hereby expressly disclaims reliance on any statement (including an omission), representation or warranty, oral or written, express or implied, made by Seller or any of its Affiliates or representatives, except as expressly set forth in this Agreement. Buyer hereby acknowledges that it is acquiring the Purchased Assets on an “as is” and “where is” basis, except as otherwise expressly and specifically set forth in Section 3.

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10.13. Non-Recourse. This Agreement may only be enforced against, and any action or claim based upon, arising out of or related to this Agreement may only be brought against, the Parties and only in accordance with the terms of this Agreement. No past, present or future direct or indirect equityholder, representative or Affiliate of any Party will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties or covenants set forth in this Agreement or for any actions or claims based upon, arising out of or related to a breach of a representation or warranty set forth in this Agreement (and each such Person is an intended third-party beneficiary of this Section 10.13).

10.14. Counterparts. This Agreement may be executed and delivered (including by facsimile or email) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

10.15. Guarantee. Parent absolutely, unconditionally and irrevocably guarantees to Seller, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Buyer pursuant to this Agreement (the “Obligations”). If Buyer fails to pay or perform the Obligations when due, then all of Parent’s liabilities to Seller hereunder in respect of such Obligations shall, at Seller’s option, become immediately due and payable and Seller may at any time and from time to time take any and all actions available hereunder or under applicable law to enforce and collect the Obligations from Parent. In furtherance of the foregoing, Parent acknowledges that Seller may, in its sole discretion, bring and prosecute a separate action or actions against Parent for the full amount of the Obligations, regardless of whether any action is brought against the Company. To the fullest extent permitted by law, Parent hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any law, promptness, diligence, notice of the acceptance of this guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind. Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 10.15 are knowingly made in contemplation of such benefits.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first set forth above.

BUYER:

MAVEN COALITION, INC.

By:
Name:	Robert Scott
Title:	Executive Vice President

PARENT:

THEMAVEN, INC.

By:
Name:	Robert Scott
Title:	Executive Vice President

SELLER:

PETAMETRICS INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first set forth above.

BUYER:

MAVEN COALITION, INC.

By:
Name:
Title:

PARENT:

THEMAVEN, INC.

By:
Name:
Title:

SELLER:

PETAMETRICS INC.

By:
Name:	Jon Shalowitz
Title:	CEO